Writer’s Direct Dial

EXHIBIT 4

Emmet, Marvin & Martin, LLP

Counsellors at Law

_____

120 Broadway

New York, New York 10271

_____

(212) 238-3000

(212) 653-1760

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Fax: (212) 238-3100

Fax: (212) 653-1730

http://www.emmetmarvin.com

177 Madison Avenue Morristown, New Jersey 07960 (973) 538-5600 Fax: (973) 538-6448

December 14, 2015

The Bank of New York Mellon,

as Depositary

101 Barclay Street

New York, New York, 10286

Re:	American Depositary Shares representing Real Estate Certificates of Deutsche Bank México, S.A., Institución de Banca Múltiple, División Fiduciaria, Trust No. F/1616, doing business as “Fibra Inn”

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of American Depositary Shares ("ADSs"), which may be evidenced by American Depositary Receipts ("ADRs"), representing Real Estate Certificates of Deutsche Bank México, S.A., Institución de Banca Múltiple, División Fiduciaria, Trust No. F/1616, doing business as “Fibra Inn”, for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP